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SECURITIES PURCHASE AGREEMENT

    SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of December 8, 2000, by and between CLICK2LEARN.COM, INC., a Delaware corporation (the "Company"), and each of the entities whose names appear on the signature pages hereof. Such entities are each referred to herein as a "Purchaser" and, collectively, as the "Purchasers".

    The Company wishes to sell to each Purchaser, and each Purchaser wishes to buy, on the terms and subject to the conditions set forth in this Agreement, (i) shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), (ii) a warrant in the form attached hereto as Exhibit A (collectively, the "Series A Warrants") and (iii) a warrant in the form attached hereto as Exhibit B (collectively, the "Series B Warrants"). The Series A Warrants and the Series B Warrants are sometimes collectively referred to herein as the "Warrants". The Warrants are exercisable into shares of Common Stock (the "Warrant Shares") in accordance with their terms. The Shares, the Warrants and the Warrant Shares are sometimes collectively referred to herein as the "Securities".

    The sale of the Securities by the Company hereunder will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D") as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to effect the registration of the Shares and the Warrant Shares under the Securities Act pursuant to a Registration Rights Agreement of even date herewith by and between the Company and each Purchaser (the "Registration Rights Agreement").

    The Company and each Purchaser hereby agree as follows:

1.  PURCHASE AND SALE OF THE SHARES AND WARRANTS.

    1.1  Agreement to Purchase and Sell.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and each Purchaser agrees to purchase, at a purchase price equal to the investment amount set forth below such Purchaser's name on the signature pages hereof (the "Purchase Price"), (A) a number of Shares equal to (x) such Purchaser's Purchase Price divided by (y) $12.175 (subject to adjustment for stock splits, stock dividends and similar events), (B) a Series A Warrant exercisable into a number of Warrant Shares equal to fifty percent (50%) of the number of the Shares purchased by such Purchaser hereunder at an exercise price equal to $14.61 (subject to adjustment for stock splits, stock dividends and similar events) and (C) a Series B Warrant exercisable into Warrant Shares at the exercise price and otherwise in accordance with the terms set forth in Exhibit B hereto.

    1.2  Certain Definitions.  When used herein, the following terms shall have the respective meanings indicated:

      "Closing" means the time at which each of the following has occurred: (i) the Company and each Purchaser execute and deliver this Agreement and the other Transaction Documents (as defined below), which delivery may be effected by facsimile transmission, and (ii) each Purchaser makes full payment of such Purchaser's Purchase Price (as defined below) by wire transfer of immediately available funds against physical delivery by the Company of duly executed certificates representing the Shares and Warrants being purchased by such Purchaser.

      "Closing Bid Price" means, with respect to the Common Stock, the closing bid price for the Common Stock occurring on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Purchasers (collectively, "Bloomberg") or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an independent investment banking firm selected by the Purchasers, and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company.

      "Closing Date" means the date on which the Closing occurs.

      "Effective Date" means the date on which the Commission declares the Registration Statement to be effective under the Securities Act.

      "Equity Securities" has the meaning set forth in paragraph 3.14 hereof.

      "Market Price" means, as of a particular date, the average Closing Bid Price for the Common Stock during the period of five (5) consecutive Trading Days immediately preceding (but not including) such date.

      "Registration Statement" has the meaning set forth in the Registration Rights Agreement.

      "Trading Day" means any day on which Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded.

      "Transaction Documents" means (i) this Agreement, (ii) the Registration Rights Agreement, (iii) the Warrants and (iv) all other agreements, documents or other instruments executed and delivered by or on behalf of the Company at the Closing.

2.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH PURCHASER.

    Each Purchaser hereby represents and warrants to the Company and agrees with the Company that, as of the date of this Agreement and as of the Closing Date:

    2.1  Authorization; Enforceability.  Such Purchaser is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with full power and authority to purchase the Securities and to execute and deliver this Agreement. Each Transaction Document constitutes such Purchaser's valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) or public policy.

    2.2  Accredited Investor; Purchase as Principal.  Such Purchaser is an accredited investor as that term is defined in Rule 501 of Regulation D, and is acquiring the Securities solely for its own account as a principal and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act; provided, however that in making such representation, such Purchaser does not agree to hold any Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.

    2.3  Information.  The Company has provided such Purchaser with information regarding the business, operations and financial condition of the Company, and has granted to such Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities. Neither such information nor any other investigation conducted by such Purchaser or any of its representatives shall modify, amend or otherwise affect such Purchaser's right to rely on the Company's representations and warranties contained in this Agreement.

    2.4  Limitations on Disposition.  Such Purchaser acknowledges that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

    2.5  Legend.  Such Purchaser understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:

    "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under such laws is available in connection with such offer or sale."

    Notwithstanding the foregoing, it is agreed that, as long as (A) the resale or transfer (including without limitation a pledge) of such Securities is registered pursuant to an effective registration statement and such Purchaser represents in writing to the Company that such Securities have been or are being sold pursuant to such registration statement, (B) such Securities have been publicly sold pursuant to Rule 144 under the Securities Act, or any successor provision ("Rule 144"), and such Purchaser has delivered to the Company customary Rule 144 broker's and seller's representation letters, or (C) such Securities can be publicly sold pursuant to paragraph (k) of Rule 144 (or any successor provision), such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder thereof promptly upon request.

    2.6  No Conflict.  The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which it is a party (A) have been approved by all necessary action (corporate or other) on the part of such Purchaser and (B) will not result in (i) any material violation of any provisions of its charter, bylaws or any other governing document in effect on the date hereof, (ii) any material violation of any instrument or contract to which it is a party or by which it is bound, or (iii) the creation of any material lien, charge or encumbrance upon any of its assets.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

    The Company hereby represents and warrants to each Purchaser and agrees with such Purchaser that, as of the date of this Agreement and as of the Closing Date:

    3.1  Organization, Good Standing and Qualification.  Except as set forth on Schedule 3.1, each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Company and its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. For purposes of this Agreement, the term "subsidiary" or "subsidiaries" shall mean any entity or entities in which the Company beneficially owns 20% or more of the voting equity thereof.

    3.2  Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, to issue and sell Shares and Warrants to each Purchaser in accordance with the terms hereof and to issue and deliver Warrant

Shares in accordance with the terms of the Warrants. All corporate action on the part of the Company by its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents has been taken, and no further consent or authorization of the Company, its Board of Directors, its stockholders, any governmental agency or organization (other than such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement), or any other person or entity is required (pursuant to any rule of the Nasdaq National Market, or otherwise, other than pursuant to such market's continued listing criteria governing issuances of common stock below the current market price thereof).

    3.3  Enforcement.  Each of the Transaction Documents constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) or public policy.

    3.4  Disclosure Documents; Agreements; Financial Statements; Other Information.  The Company has filed with the Commission: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1999, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) all Current Reports on Form 8-K, if any, and any other reports, required to be filed with the Commission since December 31, 1999 and prior to the date hereof and (iv) the Company's definitive Proxy Statement for its 2000 Annual Meeting of Stockholders (collectively, the "Disclosure Documents"). The Company is not aware of any event occurring on or prior to the Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after such date. Each Disclosure Document, as of the date of the filing thereof with the Commission, conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and, as of the date of such filing, such Disclosure Document did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements required to be filed as exhibits to the Disclosure Documents have been filed or incorporated by reference as required by the applicable provisions of the Exchange Act. Neither the Company nor any of its subsidiaries is in breach of any agreement to which it is a party or by which it is bound where such breach could have a material adverse effect on (i) the consolidated business, operations, properties, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole, (ii) the transactions contemplated hereby or by the other Transaction Documents, (iii) the Securities or (iv) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents (collectively, a "Material Adverse Effect"). Except as set forth in the Disclosure Documents, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under generally accepted accounting principles, are not required to be reflected in such financial statements (including the footnotes to such financial statements) and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. As of their respective dates, the financial statements of the Company included in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). The information described in paragraph 2.3 (i) to the extent such information is in writing, does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) does not contain any material, non-public information and (iii) would not, to the extent disclosed to such Purchaser, require the Company to comply with Regulation FD under the Exchange Act.

    3.5  Capitalization.  The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Warrants) exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares initially to be reserved for issuance upon exercise of the Warrants is set forth on Schedule 3.5 hereto. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.5, no shares of the capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances created by or through the Company. Except as disclosed on Schedule 3.5, there are no outstanding options, warrants (other than the Warrants), scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries.

    3.6  Valid Issuance.  The Shares are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company (collectively, "Encumbrances") and (ii) based in part upon the representations of each Purchaser in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws. The Warrants are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and nonassessable, free and clear of any Encumbrances and (ii) based in part upon the representations of each Purchaser in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws. The Warrant Shares are duly authorized and, upon the issuance thereof in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of any Encumbrances. The Company's Board of Directors (i) has unanimously determined that the issuance and sale of the Shares and Warrants hereunder, and the consummation of the transactions contemplated hereby and by the other Transaction Documents (including without limitation the issuance of Warrant Shares upon exercise of the Warrants), are in the best interests of the Company and (ii) has unanimously approved the execution and delivery of and performance of its obligations under the Transaction Documents, the issuance of the Shares and the Warrants hereunder, and the issuance of Warrant Shares upon exercise of the Warrants.

    3.7  No Conflict with Other Instruments.  Neither the Company nor any of its subsidiaries is in violation of any provisions of its charter, bylaws or any other governing document as amended and in effect on and as of the date hereof or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it is bound, or of any provision of any Federal, state or foreign judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which violation or default could reasonably be expected to have a Material Adverse Effect. The (i) execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) except as set forth in Schedule 3.7, consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares and the Warrants and the reservation for issuance and issuance of the Warrant Shares) will not, in any such case, result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or of any of its subsidiaries or the triggering of any preemptive or anti-dilution rights or rights of first refusal or first offer, or any similar rights (whether pursuant to a "poison pill" provision or otherwise), on the part of holders of the Company's securities.

    3.8  Financial Condition; Taxes; Litigation.

      3.8.1  Except as set forth on Schedule 3.8.1, the Company's financial condition is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. Except as otherwise described in the Disclosure Documents or in Schedule 3.8.1, or disclosed in writing by the Company to such Purchaser prior to the Closing Date, there has been no material adverse change to the Company's business, operations, properties, financial condition, prospects or results of operations since the date of the Company's most recent audited financial statements contained in the Disclosure Documents.

      3.8.2  Except as set forth on Schedule 3.8.2, the Company has filed all tax returns required to be filed by it and paid all taxes which are due, except for taxes which it reasonably disputes or which could not have a Material Adverse Effect.

      3.8.3  Neither the Company nor any of its subsidiaries is the subject of any pending or, to the Company's knowledge, threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Commission or any state securities commission or other governmental or regulatory entity which could have a Material Adverse Effect.

      3.8.4  Except as described in the Disclosure Documents or in Schedule 3.8.4, there is no claim, litigation or administrative proceeding pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of its subsidiaries, or against any officer, director or employee of the Company or any such subsidiary in connection with such person's employment therewith that, individually or in the aggregate, could have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could have a Material Adverse Effect.

    3.9  Reporting Company; Form S-3.  The Company is subject to the reporting requirements of the Exchange Act, has a class of securities registered under Section 12 of the Exchange Act, and has filed all reports required thereby. The Company is eligible to register for resale, in a secondary sale by such Purchaser, shares of its Common Stock on a registration statement on Form S-3 under the Securities Act. To the Company's knowledge, there exist no facts or circumstances (including without limitation any required approvals or waivers of any circumstances that may delay or prevent the obtaining of accountant's consents) that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities (as defined in the Registration Rights Agreement).

    3.10  Acknowledgement of Dilution.  The Company acknowledges that the issuance of Warrant Shares in accordance with the provisions of the Warrants (including without limitation provisions that may, under certain circumstances, affect the exercise price and other terms of the Warrants) may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions, and that its obligation to issue Warrant Shares in accordance with such provisions is unconditional and absolute regardless of the effect of any such dilution.

    3.11  Intellectual Property.  Except as set forth on Schedule 3.11, the Company and its subsidiaries each has the right to use adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property rights necessary to conduct the business now operated by it, and is not aware of any infringement by a third party with respect to such rights or of any infringement by it or conflict with asserted rights of others that, in any such case, if determined adversely to the Company or any of its subsidiaries, could individually or in the aggregate have a Material Adverse Effect.

    3.12  Registration Rights; Rights of Participation.  Except as described on Schedule 3.12 hereto, (A) the Company has not granted or agreed to grant to any person or entity any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority and (B) no person or entity, including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, anti-dilutive right or any similar right to participate in, or to receive securities of the Company or other consideration as a result of, the transactions contemplated by this Agreement or the other Transaction Documents which has not been waived or will not be waived or otherwise satisfied as of the Closing Date.

    3.13  Listing on Nasdaq.  The Common Stock is listed on the Nasdaq National Market, and trading in the Common Stock on such market has not been suspended. The Company is, to its knowledge, in full compliance with the continued listing criteria of the Nasdaq National Market, and does not reasonably anticipate that the Common Stock will lose its listing on the Nasdaq National Market, whether by reason of the transactions contemplated by this Agreement or the other Transaction Documents, or otherwise and is not aware of any inquiry by or received any notice from the Nasdaq National Market regarding any failure or alleged failure by the Company to comply with such criteria. The Company has made, or will in a timely fashion make, such filings regarding the transactions contemplated by this Agreement as and when required by the rules and regulations of the Nasdaq National Market or the National Association of Securities Dealers, Inc.

    3.14  Solicitation; Other Issuances of Securities.  Neither the Company nor any of its subsidiaries or affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Securities under the Securities Act or (iii) has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock (collectively, "Equity Securities") which would be integrated with the sale of the Securities to such Purchaser or the issuance of the Warrant Shares for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. In order to prevent the possible integration of the offer and sale of the Securities with any offering effected subsequent to the Closing Date, neither the Company nor any of its subsidiaries or affiliates will offer or sell any Equity Securities during the six (6) month period following the Closing Date; provided, however, that such limitation shall not apply to any securities that are offered or sold (i) pursuant to an employee benefit plan or program duly adopted by the Company, (ii) pursuant to stock options or warrants outstanding on the date hereof, (iii) pursuant to any firm-commitment underwritten public offering, (iv) upon exercise of the Warrants, (v) upon conversion or exercise of any securities convertible into or exchangeable or exercisable for shares of Common Stock issued to a financial institution in connection with (x) a commercial loan originated by such financial institution or (y) an equipment lease transaction, or (vi) in connection with a strategic investment or acquisition, which, in the case of a transaction described in (v) or (vi) above, is not effected for the primary purpose of raising equity capital.

    3.15  Fees.  Except as described on Schedule 3.15 hereto, the Company is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative or entity in connection with the transactions contemplated hereby. The Company will indemnify and hold harmless each Purchaser from and against any claim by any person or entity alleging that such Purchaser is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby.

    3.16  Regulatory Permits.  Each of the Company and its subsidiaries possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to so possess such certificates, authorizations or permits could not have a Material Adverse Effect, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which revocation or modification could have a Material Adverse Effect.

    3.17  Key Employees.  Schedule 3.17 hereto sets forth the name and position of each director and executive officer of the Company (each, a "Key Employee"). Each Key Employee is currently serving in the capacity indicated on such schedule on a full-time basis. The Company has no knowledge of any fact or circumstance (including without limitation (i) the terms of any agreement to which such person is a party or any litigation in which such person is or may become involved and (ii) any illness or medical condition that could reasonably be expected to result in the disability or incapacity of such person) that would limit or prevent any such person from serving in such capacity on a full-time basis in the foreseeable future, or of any intention on the part of any such person to limit or terminate his or her employment with the Company. Except as described on Schedule 3.17, no Key Employee has borrowed money pursuant to a currently outstanding loan that is secured by Common Stock or any right or option to receive Common Stock.

    3.18  Environment.  Except as disclosed in the Disclosure Documents (i) there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the properties of the Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries has violated any environmental law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and will not have a Material Adverse Effect.

4.  COVENANTS OF THE COMPANY.

    4.1  Corporate Existence.  The Company shall, so long as any Purchaser or any affiliate of any Purchaser beneficially owns any Securities, maintain its corporate existence in good standing under the jurisdiction of its incorporation and shall pay all taxes owed by it when due except for taxes which the Company reasonably disputes.

    4.2  Provision of Information.  The Company shall, so long as any Purchaser or any affiliate of any Purchaser beneficially owns any Securities, provide any such Purchaser with copies of all materials sent to stockholders, in each such case at the same time that it mails such materials to its stockholders.

    4.3  Form D; Blue-Sky Qualification.  To the extent that the Company is relying on Regulation D under the Securities Act in selling the Securities to each Purchaser hereunder, the Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. The Company shall take such action as is necessary to qualify the Shares and Warrants for sale under applicable state or "blue-sky" laws or obtain an exemption therefrom, and shall provide evidence of any such action to each Purchaser at such Purchaser's request.

    4.4  Reporting Status.  As long as any Purchaser or any affiliate of any Purchaser beneficially owns any Securities and until the date on which all outstanding Securities may be sold to the public pursuant to Rule 144(k) (or any successor rule or regulation), (i) the Company shall file with the Commission, in full compliance with the applicable provisions of the Exchange Act, all reports required to be filed pursuant to the Exchange Act and (ii) the Company shall not terminate its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. The Company agrees to issue a press release describing the transactions contemplated by this Agreement and the other Transaction Documents and at the same time to file with the Commission a Form 8-K in the form required by the Exchange Act describing fully and accurately all of the material terms of the transactions contemplated by this Agreement, the Series A Warrant, the Series B Warrant and the Registration Rights Agreement, in each case on or before the third (3rd) Business Day following the Closing Date.

    4.5  Reservation of Common Stock.  The Company shall at all times following the Closing have authorized and reserved for issuance, free from any preemptive rights, solely for the purpose of effecting exercise of the Warrants, the maximum number of Warrant Shares issuable pursuant to the Warrants taken as a whole (without regard to any restriction or limitation on such exercise) (the "Reserved Amount"), such number to be adjusted in the event of a stock split, stock dividend or similar event. The Reserved Amount as of the Closing Date shall be allocated to each Purchaser in the same ratio as the number of Shares purchased by such Purchaser hereunder bears to the aggregate number of Shares purchased by all of the Purchasers hereunder (the ratio applicable to a Purchaser being referred to herein as such Purchaser's "Allocable Portion"); and any increase to the Reserved Amount as a result of a stock split, stock dividend or similar event shall be allocated to each Purchaser in the same proportion as the number of Warrant Shares issuable to such Purchaser upon exercise of the Warrants held by such Purchaser at the time of such increase bears to the aggregate number of Warrant Shares issuable to all of the Purchasers upon exercise of the Warrants held by such Purchasers at the time of such increase (in each such case without regard to any restriction or limitation on such exercise). The Company shall not reduce the number of shares reserved for issuance hereunder without the written consent of the holders of two-thirds of the Shares and Warrant Shares then outstanding (assuming for such purpose that the Warrants have been exercised into the maximum number of Warrant Shares issuable pursuant to the Warrants taken as a whole (without regard to any restriction or limitation on such exercise)).

    4.6  Use of Proceeds.  The Company shall use the proceeds from the sale of the Shares and Warrants for general corporate purposes only, in the ordinary course of its business and consistent with past practice and, without limiting the generality of the foregoing, shall not use such proceeds to make a loan to any employee, officer, director or stockholder of the Company, to repay any loan or other obligation of the Company to any such person or to repurchase or pay a dividend on shares of Common Stock or other securities of the Company, other than any such payment explicitly required or permitted by the terms of this Agreement or the other Transaction Documents.

    4.7  Quotation on Nasdaq.  The Company shall (i) prior to the Closing, take such action as may be necessary to include all of the Shares to be issued by the Company under this Agreement and the maximum number of Warrant Shares issuable pursuant to the Warrants taken as a whole (without regard to any restriction or limitation on such exercise) on the Nasdaq National Market, and (ii) use its reasonable commercial efforts to maintain the designation and quotation, or listing, of the Common Stock on the Nasdaq National Market or the New York Stock Exchange for a minimum of five (5) years following the Closing Date.

    4.8  Use of Purchaser Name.  Except as may be required by applicable law, the Company shall not use, directly or indirectly, any Purchaser's name or the name of any of its affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Purchaser for the specific use contemplated (which consent will not be unreasonably withheld) or as otherwise required by applicable law or regulation.

    4.9  Right of First Offer.  Prior to any offer or sale by the Company of any Equity Securities during the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, the Company must first deliver to each Purchaser written notice describing the proposed issuance, including the terms and conditions thereof, and provide each Purchaser with an option during the five (5) Trading Day period following delivery of such notice to purchase all or any part of such Purchaser's Allocable Portion (as defined below) of the Equity Securities being offered on the same terms as contemplated by such issuance (the "Right of First Offer"). In the event that a Purchaser either does not give notice within such five Trading Day period that it intends to exercise the foregoing option or informs the Company in writing that it does not intend to participate in all or any part of such issuance, the Company may offer to a third party the option to purchase up to, in the aggregate, the amount of Equity Securities which were declined by such Purchaser, on the same terms as were offered to such Purchaser. For purposes hereof, a Purchaser's "Allocable Portion" of Equity Securities as of a particular date shall be determined by dividing the number of Shares purchased by such Purchaser hereunder by the aggregate number of Shares purchased by all of the Purchasers hereunder, and multiplying the resulting quotient by the aggregate amount of Equity Securities being issued. The Right of First Offer will not apply to the issuance of Equity Securities (i) pursuant to an employee benefit plan or program duly adopted by the Company, (ii) pursuant to any options or warrant outstanding on the date hereof, (iii) pursuant to any firm-commitment underwritten public offerings, (iv) upon exercise of the Warrants, (v) upon conversion or exercise of any securities convertible into or exchangeable or exercisable for shares of Common Stock issued to a financial institution in connection with (x) a commercial loan originated by such financial institution or (y) an equipment lease transaction, or (vi) in connection with a strategic investment or acquisition, which, in the case of a transaction described in (v) or (vi) above is not effected for the primary purpose of raising equity capital.

    4.11  Management Restrictions.  During the period beginning on the Closing Date and ending on the later of (i) April 1, 2001 and (ii) the date on which the Registration Statement (as defined in the Registration Rights Agreement) has been declared effective by the Commission (the "Management Restriction Period"), no Key Employee may sell, transfer or otherwise dispose of any Common Stock held or beneficially owned by such individual, whether through the writing or purchase of options, futures or derivative instruments, or otherwise; provided, however, that the foregoing limitation shall not apply to (A) any sale, transfer or other disposition of Common Stock at a price per share that is greater than the Market Price in effect on the date of such sale, transfer or disposition, or (B) any sale, transfer or other disposition by a Key Employee of a number of shares of Common Stock that does not exceed, singly or in the aggregate with any other sales, transfers or other dispositions made by such Key Employee during the Management Restriction Period, ten thousand (10,000) shares of Common Stock, as long as, prior to any sale, transfer or other disposition permitted by clause (A) or (B), the Registration Statement (as defined in the Registration Rights Agreement) has been declared effective by the Commission.

5.  CONDITIONS TO CLOSING.

    5.1  Conditions to Purchaser's Obligations at Closing.  Each Purchaser's obligations at the Closing, including without limitation its obligation to purchase the Shares and Warrants being purchased by such

Purchaser, are conditioned upon the satisfaction by the Company (or waiver by such Purchaser) of each of the following events as of the Closing Date:

5.1.1	the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of such date as if made on such date;
5.1.2
the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before the Closing;
5.1.3	the Closing Date shall occur on a date that is not later than December 12, 2000;
5.1.4
the Company shall have delivered to such Purchaser a certificate, signed by an officer of the Company, certifying that the conditions specified in this paragraph 5.1 have been fulfilled as of the Closing, it being understood that such Purchaser may rely on such certificate as though it were a representation and warranty of the Company made herein;
5.1.5	the Company shall have delivered to such Purchaser an opinion of counsel for the Company, dated as of such date, in substantially the form set forth on Exhibit 5.1.5 hereto;
5.1.6	the Company shall have delivered to such Purchaser duly executed certificates representing the Shares and Warrants being purchased by such Purchaser;
5.1.7	the Company shall have executed and delivered the Registration Rights Agreement;
5.1.8
the Common Stock (including the Shares and the Warrant Shares) shall be listed for trading on the Nasdaq National Market and no suspension of trading in the Common Stock on such market shall have occurred and be continuing as of the Closing Date; and
5.1.9
the Company shall have authorized and reserved for issuance the number of shares of Common Stock required to be reserved under paragraph 4.5 hereof, and shall have provided such Purchaser with reasonable evidence thereof.

    5.2  Conditions to Company's Obligations at the Closing.  The Company's obligations at the Closing are conditioned upon the satisfaction (or waiver by the Company) of each of the following events as of the Closing Date:

5.2.1	the representations and warranties of each Purchaser shall be true and correct in all material respects as of such date as if made on such date; and
5.2.2
each Purchaser shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by such Purchaser on or before the Closing.

6.  MISCELLANEOUS.

    6.1  Survival.  The representations and warranties made by the parties herein shall survive the Closing for a period of one (1) year notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

    6.2  Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Each Purchaser may assign its rights and obligations hereunder in connection with any private sale or transfer of Securities, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign it rights or obligations under this Agreement except as may be specifically provided by this Agreement or the other Transaction Documents.

    6.3  No Reliance.  Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of any other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents), (iii) it has not received from any such other party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by any such other party.

    6.4  Injunctive Relief.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Purchaser and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss.

    6.5  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of laws provisions thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the County of New Castle, Delaware, for the adjudication of any dispute hereunder or under any Transaction Document or in connection herewith or therewith or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

    6.6  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    6.7  Headings; Drafting.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The parties shall be deemed to have participated jointly in the drafting of this Agreement and the other Transaction Documents, and no provision hereof or thereof shall be construed against any party as the drafter thereof.

    6.8  Notices.  Any notice, demand or request required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 6:00 p.m., pacific time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

    If to the Company:

    click21earn.com, inc.
    110 110th Avenue NE
    Bellevue, WA 98008
    Attn: General Counsel
    Tel: 425-637-5829
    Fax: 425-637-1540

    with a copy to:

    Scott Gelband, Esq.
    Perkins Coie LLP
    505 Fifth Avenue South, Suite 620
    Seattle, WA 98104
    Tel: 206-583-8888
    Fax: 206-583-8500

and if to a Purchaser, to such address as shall be designated by such Purchaser in writing to the Company.

    6.9  Expenses.  The Company and each Purchaser each shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement; provided, however, that the Company shall reimburse Marshall Capital Management, Inc. ("MCM") at the Closing for all out-of-pocket expenses (including without limitation reasonable legal fees and expenses) incurred by it in connection its due diligence investigation of the Company and the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents in an amount not to exceed thirty thousand dollars ($30,000), such amount to be debited from the Purchase Price payable by MCM at the Closing.

    6.10  Entire Agreement; Amendments; Waiver.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and each Purchaser.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

CLICK2LEARN.COM, INC.
By:	/s/ Kevin Oakes

Name: Kevin Oakes Title: President and CEO
MARSHALL CAPITAL MANAGEMENT, INC.
By:	/s/ Allan Weine

Allan Weine President

Investment Amount:  $5,000,004.65

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SECURITIES PURCHASE AGREEMENT